Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Malibu Boats, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333‑227220) on Form S-3 and the registration statement (No. 333-193833) on Form S-8 of Malibu Boats, Inc. of our reports dated August 31, 2020, with respect to the consolidated balance sheets of Malibu Boats, Inc. and subsidiaries as of June 30, 2020 and 2019, the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of June 30, 2020, which reports appear in the June 30, 2020 annual report on Form 10-K of Malibu Boats, Inc. Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of July 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.
/s/ KPMG LLP
Knoxville, Tennessee
August 31, 2020